SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549




                           FORM 8-K



                        CURRENT REPORT



              Pursuant to Section 13 or 15(d) of
              the Securities Exchange Act of 1934




Date of Report (Date of earliest event reported)       September 1, 1995


                  Northern States Power Company
(Exact name of registrant as specified in its charter)


                           Minnesota
(State or other jurisdiction of incorporation)


          1-3034                                              41-0448030
(Commission File Number)                     (IRS Employer Identification No.)


414 Nicollet Mall, Mpls, MN                                        55401
(Address of principal executive offices)                         (Zip Code)



Registrant's telephone number, including area code            612-330-5500



(Former name of former address, if changed since last report)



Item 5.   Other Events

Cenergy Acquisition
On September 1, 1995, a non-regulated subsidiary of Northern States Power Company (the Company) merged with Kansas City-based Energy Masters Corporation
(EMC) which resulted in the purchase of an 80% ownership interest in EMC by the Company. The Company subsequently assigned its interest in EMC to Cenergy, Inc. (Cenergy), another wholly owned non-regulated subsidiary of the Company. Cenergy has the option to acquire the remaining 20% of EMC in three years.

EMC has offices in seven states nationwide and specializes in energy efficiency improvement services for commercial, industrial and institutional customers. For the year ended October 31, 1994, EMC, with more than 60 employees, had operating revenues of $5.9 million. EMC will continue to operate as a separate legal entity, as a subsidiary of Cenergy.

1995 Earnings Outlook
At NSP's annual shareholders meeting today, James J. Howard, NSP Chairman, President and Chief Executive Officer, will comment on Northern States Power Company's (NSP) 1995 earnings outlook. He will tell the shareholders that NSP's cost control efforts combined with a healthy economy and favorable weather for the year to date are positioning NSP for strong financial performance in 1995.

For the year, total earnings from ongoing operations (excluding non-recurring items) are expected to be up about 5% over last year. This increase is in line with NSP's objective for average long-term growth of 5% per year. Earnings from ongoing operations for NSP's non-regulated businesses are expected to be somewhat less than a year ago. NRG Energy, Inc. (NRG), a wholly owned non-regulated subsidiary of NSP, will experience decreases in income from its San Joaquin Valley, California projects due to the curtailment of operations related to the sale of the projects' operating contracts to Pacific Gas & Electric. In addition, because NRG has been very active in the field of project development, development costs are up from last year. NRG expenses development costs until project closure is imminent.

                          SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 Northern States Power Company
                                 (a Minnesota Corporation)


                                 By (Edward J. McIntyre)
                                    Edward J. McIntyre
Dated: September 13, 1995           Vice President & Chief Financial Officer